Exhibit 10.31
INVERNESS MEDICAL INNOVATIONS
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into by and between Ronald Geraty (“Employee”) and Inverness Medical Innovations, Inc., a Delaware corporation (the “Company”), effective as of January 15, 2010, such date being referred to as the “Effective Date” of this Agreement.
     WHEREAS, Employee is currently employed as the President and Chief Executive Officer of Alere Health LLC (“Alere”), a wholly owned subsidiary of the Company;
     WHEREAS, the Company and Employee wish to agree on the terms that will be applicable to Employee’s continued employment in a new role for the Company from and after the Effective Date; and
     WHEREAS, Employee will possess confidential business and technical information regarding the business of the Company;
     NOW, THEREFORE, in consideration of the mutual agreements and obligations contained in this Agreement, the parties agree as follows:
     1. Term of Agreement; Termination of Prior Agreement.
          (a) Term. This Agreement shall commence on the Effective Date and shall have a term of two (2) years (the “Initial Employment Term”). The Initial Employment Term shall automatically be extended for one additional year on the second anniversary of the date hereof and each anniversary thereafter unless, not less than 60 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement. However, any termination of Employee’s employment shall also terminate this Agreement. All provisions of this Agreement applicable to or following the expiration or termination of this Agreement shall survive or otherwise be applicable to the extent set forth herein.
          (b) Termination of Existing Employment Agreement. The parties agree that this Agreement is intended to supersede in its entirety the Employment Agreement dated effective as of April 2, 2007, by and between Employee and Alere (the “Prior Agreement”). Effective upon execution of this Agreement, the parties agree that the Prior Agreement shall be deemed terminated by their mutual agreement and of no further force or effect and that thereafter Employee’s employment relationship with the Company shall be governed by this Agreement and any agreements or other documents referenced hereby.
          (c) Transition. The parties understand and agree that Employee will transition from his current role with the Company to the role contemplated by this Agreement over the 90 days following the effective date of this Agreement, according to a plan that the Company and Employee will develop jointly. The Company will make an internal announcement of the change and transition not later than January 22, 2010 in form and substance acceptable to both parties.

     2. Duties.
          (a) Position and Duties. Employee shall be employed as the Senior Vice President, Health Management Strategy of the Company, or in such other capacity(ies) as may be designated by the Company’s Chief Executive Officer (the “CEO”) or agreed to by each of the parties hereto, and shall perform for the Company such duties as may be designated by the CEO from time to time. Employee shall report to and take direction from the Company’s CEO.
          (b) Other Activities. Employee shall devote Employee’s full time, effort and attention to the business and affairs of the Company. Without the prior written approval of the Company’s CEO, Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation. No such approval will be required if Employee seeks to perform inconsequential services without compensation therefor in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of any agreement between Employee and the Company or in any way with Employee’s duties under this Agreement. Notwithstanding the foregoing, the parties agree that Employee shall be entitled to continue his consulting services to Florida Hospital Medical Center which are for management of hospital business only and under which Employee is compensated based upon one day of service every other month; provided that any increase in Employee’s time commitment under such consulting arrangement shall be subject to the prior approval of the Company’s CEO.
          (c) No Conflicting Obligations. Employee represents and warrants to the Company that Employee is under no obligation or commitment, whether contractual or otherwise, that is inconsistent with Employee’s obligations under this Agreement. Employee represents and warrants that Employee will not use or disclose, in connection with Employee’s employment hereunder, any trade secrets or other proprietary information or intellectual property in which any other person has any right, title or interest and that Employee’s employment by the Company will not infringe or violate the rights of any other person. Employee represents and warrants to the Company that Employee has returned all property and confidential information belonging to any prior employer.
     3. Compensation. For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the compensation and other benefits described below in this Section 3.
          (a) Salary. Employee will receive a base salary of $550.008.00 per annum, payable in accordance with the Company’s normal payroll practices and subject to applicable withholdings.
          (b) Stock Options. Employee will be eligible to participate in the stock option or other incentive programs available to employees of the Company.
          (c) Additional Benefits. Employee will be eligible to participate in the

Company’s employee benefit plans of general application as are maintained from time to time for salaried employees, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. The Company will not be obligated to adopt or continue any particular plan or program during the term of this Agreement. Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides commensurate with Employee’s position.
          (d) Expense Reimbursement. Subject to the terms of this paragraph and applicable Company policy, Employee shall be reimbursed for reasonable travel and other out-of-pocket expenses incurred by Employee in connection with Employee’s services under this Agreement, provided that the Employee provides receipts. Expense reimbursement rights and procedures shall be as set forth in the Company’s standard policy(ies) with respect to such matters, and Employee shall not be entitled to reimbursement for any expenses not covered by or properly submitted under such policy(ies). Specific approval is made for reimbursement for upgraded travel to first (or business) class when that class of service is offered.
          (e) Vesting Acceleration. To the extent that Employee holds any stock option and/or restricted stock that is subject to vesting and the Company consummates a Merger or Sale Transaction (as defined below), effective upon the consummation of such transaction two-thirds (2/3) of the then-unvested portion of Employee’s stock options and/or restricted stock (as applicable) will vest upon the effectiveness of the Merger or Sale Transaction. The remaining one-third (1/3) of the then-unvested portion of such stock options and/or restricted stock will continue to vest by the terms thereof from and after the Merger or Sale Transaction except that the vesting increments shall be adjusted as appropriate to apply over the remainder of the original vesting term.1 For purposes of this Agreement, “Merger or Sale Transaction” shall mean a sale or disposition of all or substantially all of the assets of the Company, or a merger or consolidation of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the shareholders of the Company immediately prior to such event do not directly or indirectly retain at least fifty percent (50%) of the voting power of and interest in the successor entity; provided that such definition shall be deemed automatically amended to refer to any amended definition of such term in the Company’s Articles of Incorporation.
     4. At-Will Employment. The Company and Employee acknowledge that at all times Employee’s employment shall be “at-will,” as defined under applicable law, meaning that either Employee of the Company shall be entitled to terminate Employee’s employment at any time and for any reason, with or without cause. Any agreement prior to the Effective Date hereof purporting to establish other than at-will employment of Employee will be superseded by this Agreement and of no further force or effect. If Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, award or

[1]	For example, if Employee were to hold a stock option under which there were 3,000 shares unvested as of the Merger or Sale Transaction and three years remaining on Employee’s original vesting period, 2,000 of such shares would automatically vest effective upon the effectiveness of the transaction and the remaining 1,000 shares would vest incrementally over the three years following the transaction.

compensation other than as provided in this Agreement. This clause also applies in the event of a change of control or ownership of the Company.
     5. Termination of Employment. The parties acknowledge that subject to the provisions of this Section 5, either party may terminate Employee’s employment hereunder, with or without Cause (as defined below). In the event Employee’s employment terminates for any reason during the term of this Agreement, then the following clauses will apply:
          (a) Voluntary Resignation Prior to July 1, 2010. Subject to paragraphs (d), (g) and (h) below, if Employee’s employment terminates by reason of Employee’s voluntary resignation (and is not an involuntary termination or a termination for Cause, nor as a result of a Constructive Termination) prior to July 1, 2010, Employee will receive continuation of Employee’s base salary payments for a period of six (6) months following the termination date (the “Six-Month Salary Continuation Period”).
          (b) Voluntary Resignation On or After July 1, 2010. If Employee’s employment terminates by reason of Employee’s voluntary resignation (and is not an involuntary termination or a termination for Cause, nor as a result of a Constructive Termination) on or after July 1, 2010, then Employee will receive continuation of Employee’s base salary payments for a period of twelve (12) months following the termination date. Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any terminating employees under, such plans and policies in effect on the date of termination.
          (c) Involuntary Termination. Subject to paragraphs (d), (g) and (h) below, in the event of (i) Employee’s involuntary termination by the Company other than for Cause or (ii) Employee’s voluntary termination of employment due to a Constructive Termination, Employee will receive continuation of Employee’s base salary payments for a period of twelve (12) months following the termination date (the “Twelve-Month Salary Continuation Period”).
          (d) Payments pursuant to the applicable Salary Continuation Period will be made ratably over the applicable Salary Continuation Period according to the Company’s standard payroll schedule, and shall be subject to applicable withholdings. Payments made during the applicable Salary Continuation Period will be limited to the applicable portion of Employee’s annual base salary, less withholdings, and Employee will not accrue any bonus, vacation, sick leave or other compensation during the applicable Salary Continuation Period. Employee will be entitled to no further severance or salary continuation, and other Employee benefits will be continued under the Company’s then existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any terminating employees under, such plans and policies in effect on the date of termination.
For purposes of this Section 5, a “Constructive Termination” shall mean the (A) change of Employee’s title and authority without his prior consent to a title and authority other than Senior Vice President, Health Management Strategy for any reason other than for Cause and/or (B) a reduction of Employee’s base salary without his consent for any reason other than for Cause, unless such reduction is concurrent with corresponding proportionate reductions applicable to the remaining members of the Company’s executive management team.
          (e) Involuntary Termination for Cause. If Employee’s employment is terminated for Cause at any time, then Employee will not be entitled to receive severance or salary continuation. Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any terminating employees under, such plans and policies in effect on the date of termination.
          (f) Termination upon Death or Disability. If Employee’s employment is terminated as a result of Employee’s death or disability, Employee’s benefits and the benefits extended to Employee’s family will be continued under the Company’s then existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any similarly terminating employees under, such plans and policies in effect on the date of termination (including, without limitation, any life insurance or disability insurance plans in place at the time of such termination), but neither Employee nor, in the event of Employee’s death, Employee’s estate or beneficiaries will be entitled to further compensation hereunder.
          (g) Release Agreement. The Company’s obligation to provide salary continuation to Employee under either paragraphs (b) or (c) above is expressly contingent upon the Company’s prior receipt of an executed release agreement in substantially the form attached hereto as Exhibit A or in such other form as the Company may in its sole discretion request at the time of Employee’s termination. The Company will have no obligation to provide salary continuation in the event that Employee (i) does not deliver to the Company an executed release agreement satisfactory to the Company within five (5) business days of Employee’s termination, or (ii) if, once delivered, Employee revokes the release agreement in any respect. Furthermore, the Company will be entitled to accrue and withhold any salary continuation payment otherwise due during any period in which such release agreement is revocable (in whole or in part) by Employee, provided that any such withheld payments will promptly be remitted to Employee when the release agreement becomes irrevocable.
          (h) Breach of Terms. In the event that Employee breaches the terms of this Agreement or any other agreement between Employee and the Company, then among other consequences any salary or benefit continuation pursuant to this Section 5 will immediately cease.
     6. Definition of Cause. For purposes of this Agreement, “Cause” will mean (i) any material breach of this Agreement by Employee (or of any other agreement between Employee and the Company), which breach, if curable, is not cured within five (5) days of written notice thereof, (ii) any act or acts of gross misconduct by Employee, (iii) conduct grossly insubordinate or disloyal to the Company, (iv) the conviction of or pleading guilty or no contest to a felony, or to a misdemeanor involving dishonesty or moral turpitude, (v) the use of illegal drugs or alcohol by Employee such that Employee becomes impaired in the performance of Employee’s duties hereunder, (vi) a material failure by Employee to comply with the Company’s written policies or rules, or (vii) the continued failure by Employee to perform assigned duties after receiving written notification of such failure; in each case as determined by the Board in its good faith discretion. Employee expressly acknowledges and agrees that any breach by Employee of Employee’s obligations pursuant to Section 7 or Section 8 below will be deemed “uncurable” for purposes of clause (i) above.
     7. Confidentiality and Assignment of Inventions. Employee has previously executed and delivered a copy of the Company’s Employee Confidentiality and Assignment of Inventions Agreement (the “Inventions Agreement”) with respect to employee confidentiality, assignment of inventions and other matters, and agrees to abide faithfully by the provisions thereof both during and following expiration of this Agreement for the period of time set forth therein. The Inventions Agreement signed by Employee, a copy of which is attached hereto, is specifically incorporated herein by reference.
     8. Non-Solicitation; Non-Competition.
          (a) Employee agrees that during and for one year after the period of providing services to the Company, Employee will not directly or indirectly induce, encourage or solicit any employee or consultant of the Company or any affiliate of the Company to terminate their relationship with such entity for any reason, nor will Employee solicit the business of any customer of the Company or any of the Company’s affiliates on whom Employee called or with whom Employee became acquainted during Employee’s employment with the Company.
          (b) Employee agrees that during and for the applicable Salary Continuation Period after the period of providing services to the Company he will not, directly or indirectly, without the prior written consent of the Company (which may be withheld in its sole and absolute discretion) alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, or security holder, of any person or entity, engage in any business activity which is directly or indirectly in competition with the Company’s business at any location within the United States of America (the “Restricted Territory’”); provided, however, that the beneficial ownership of less than one percent (1%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market will not be deemed, in and of itself, to violate the prohibitions of this Section 8(b). Employee agrees that the nationwide scope of this paragraph is necessary and appropriate given the scope of the Company’s business, the locations of its customers and the nature of the Company’s industry.
     The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, (i) one for each country, county, city and state (or comparable political subdivision) in the Restricted Territory, and, within such territorial divisions, and (ii) one for each month to which Employee is bound by such covenants. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. In the event that the provisions of this Agreement should ever be deemed to exceed the scope, time or geographic limitations of applicable law, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable law.
     9. Compliance with Company Policies and Agreements. Employee agrees to abide faithfully by all Company rules, regulations and policies, and to comply with the terms of all other agreements between Employee and the Company, except to the extent that there is a conflict between such rules, regulations, policies and/or agreements and the terms of this Agreement, in which case the terms of this Agreement shall control.
     10. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     11. Arbitration.
          (a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to Employee’s employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.
          (b) Procedure. The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place within 25 miles of Boston, Massachusetts, the location of the Company’s headquarters.

          (c) Costs. The parties shall share the costs of arbitration equally, unless the arbitrator shall explicitly determine otherwise. Both the Company and Employee shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.
          (d) Applicability. This Section 11 shall not apply to (i) workers’ compensation or unemployment insurance claims or (ii) applications by either party to any court of competent jurisdiction for preliminary injunctive relief pending the outcome of any arbitration hereunder.
     12. Equitable Relief. It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Company in the event of a breach or threatened breach of Sections 7 or 8 and, in any action or proceeding to enforce the provisions of such sections, Employee waives and will not assert the claim or defense that the Company has an adequate remedy at law. The Company is entitled to injunctive relief to enforce the provisions of such sections as well as any and all other remedies available to it at law or in equity without the posting of any bond.
     13. Miscellaneous Provisions.
          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier or sent (successful delivery confirmed) by telegram, fax or electronic communication (including, without limitation, e-mail), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid. Mailed notices to Employee shall be addressed to Employee at the address set forth on the signature page hereof, or such other address as Employee designates to the Company on not less than ten calendar days prior notice. In the case of the Company, mailed notices shall be addressed to the Company’s corporate headquarters (currently in Waltham, Massachusetts) and all notices shall be directed to the attention of the Company’s Chief Executive Officer, with a copy to its General Counsel.
          (b) Waivers, etc. No amendment of this Agreement and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing by such person against whom enforcement is sought.
          (c) Sole Agreement: Integration. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Exhibit hereto and all agreements referenced herein constitute the sole agreement of the parties with respect to the subject matter hereof and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, including without limitation any offer letter or other document concerning Employee’s prospective employment with the Company. Notwithstanding the foregoing, any consent previously given by Employee to the Company with respect to the Company’s verification of his background, references, licensing and education shall remain valid and binding, as will any authorization and/or release delivered by Employee for any of such purposes.
          (d) Amendment. This Agreement may be amended, modified, suppressed or canceled only by an agreement in writing executed by both parties hereto.
          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.
          (f) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be limited or curtailed as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitably reformed term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
          (g) Counterparts and Facsimiles. This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          (h) Notification to Subsequent Employers. Employee hereby authorizes the Company at its discretion to contact Employee’s prospective or subsequent employers and inform them of the existence of this Agreement or any other policy or agreement between Employee and the Company that may be in effect at the time that Employee’s employment with the Company ends.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

INVERNESS MEDICAL INNOVATIONS, INC.		EMPLOYEE

By:	/s/ Ron Zwaniger	By:	/s/ Ron Geraty

Title:	President	Address:	90080 Meadows Pky # 1622
Date:	January 15, 2010		Reno, NV 89521
		Date:	1/27/10

EXHIBIT A
RELEASE AGREEMENT
     This Release Agreement (the “Release”) is entered into effective as of the date last set forth below by Ronald Geraty, M.D., an individual (“Employee”) for the benefit of Inverness Medical Innovations, Inc., a Delaware corporation (the “Company”).
     WHEREAS, Employee served as an employee to the Company until                      (the “Termination Date”); and
     WHEREAS, Employee agrees to release and waive any claims against the Company pursuant to this Release in exchange for the Company’s payment of certain salary continuation pursuant to the terms of Section 5 of the Employment Agreement effective as of                     , between the Company and Employee (the “Agreement”);
     NOW, THEREFORE, Employee agrees as follows:
     1. Termination. Employee’s relationship with the Company terminated effective as of the close of business on the Termination Date.
     2. Consideration. In return for Employee’s agreements herein, the Company has agreed in the Agreement to provide certain salary continuation to which Employee is not otherwise entitled in the absence hereof.
     3. No Other Consideration Due. Employee acknowledges and agrees that the consideration set forth in Section 2 above shall settle all outstanding obligations owed to Employee by the Company as of and through the Termination Date.
     4. Release. Employee on behalf of him/herself, and his/her, executors, successors and assigns, hereby fully and forever releases the Company, its officers, directors, shareholders, employees, agents, successors and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement including, without limitation:
          (a) any and all claims relating to or arising from Employee’s employment relationship with the Company and/or its subsidiaries and termination of that relationship;
          (b) any and all claims relating to or arising from Employee’s right to purchase, or actual purchase or acquisition of equity interests in the Company (except to the extent set forth herein);
          (c) any and all claims for wrongful discharge of employment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation;

          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, and the Age Discrimination in Employment Act of 1967; and
          (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
     Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this release does not extend to any obligations incurred under, or breaches of, the Agreement, or any other claims that may arise after the effective date of this Release.
     Employee represents that he/she is not aware of any claim by him/her other than the claims that are released by or set forth in this Release. Notwithstanding the governance of this Release by Massachusetts law, Employee acknowledges that he/she is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE. WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Employee, being aware of such code section, agrees to waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect, whether of Massachusetts, California or otherwise.
     5. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation or slander of the Company or its affiliates (or the officers, directors and/or employees, if applicable, of the Company or its affiliates), or tortious interference with the contracts, relationships and business prospects of the Company or its affiliates.
     6. No Reliance. Employee represents that he/she has carefully read and understands the scope and effect of the provisions of this Release. Employee has relied upon any representations or statements made by the Company that are not specifically set forth in the Agreement or this Release.
     7. Entire Agreement. Except for the Agreement (and the agreements referenced therein), this Release represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning the termination of Employee’s employment relationship with the Company and his/her compensation by the Company.
     8. Voluntary Execution of Release. This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. Employee acknowledges that:
          (a) He/she has read this Release;

          (b) He/she has been represented in the preparation, negotiation and execution of this Release by legal counsel of his/her own choice or has elected at his/her own discretion not to retain any such counsel;
          (c) He/she understands the terms and consequences of this Release and its contents; and
          (d) He/she is fully aware of the legal and binding effect of this Release.
     9. Other Provisions. The provisions of Sections 13(a), 13(b) and 13(d)-(g) of the Agreement are incorporated herein by reference.
     10. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act, and that this waiver and release is knowing and voluntary. This waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Release. Employee acknowledges that the consideration given for this Release is in addition to anything of value to which he/she was already entitled. The Company advises Employee to seek the advice of counsel in connection with this Release. Employee further acknowledges that he/she has been advised by this writing that (a) he/she should consult with an attorney prior to executing this Release; (b) as to his/her waiver of claims under the ADEA, he/she has at least twenty-one (21) days within which to consider this Release; (c) he/she has at least seven (7) days following the execution of this Release by the parties to revoke the Release to the extent of the waiver of his/her claims under the ADEA; and (d) this Release shall not be effective as to the waiver of claims under the ADEA until the revocation period has expired. For all purposes other than the waiver of claims under the ADEA, this Release shall be effective immediately, except that the Company’s obligations set forth in Section 2 above shall terminate in the event that Employee revokes his/her waiver of claims under the ADEA within the seven-day waiver period.
     IN WITNESS WHEREOF, Employee has executed this Release Agreement on the date set forth below.

EMPLOYEE

By:

Name:	Ronald Geraty, M.D.

Dated:

INVERNESS MEDICAL INNOVATIONS, INC.
NONDISCLOSURE, NONINTERFERENCE AND DEVELOPMENTS AGREEMENT
In consideration of my engagement or employment, or continued engagement or employment by Inverness Medical Innovations, Inc. and/or any of its affiliates or subsidiaries (together referred to as the “Company”), and of the compensation, stipend, or other remuneration paid to me during my engagement or employment, I agree as follows:
1.	Acknowledgement. I acknowledge and agree that by engaging in a consulting or employment relationship with the Company, I will be performing significant duties on behalf of the Company, and I will be exposed to certain valuable know-how and information relating to a highly competitive industry. I also acknowledge and agree that the covenants set forth in this section are a material part of my relationship with the Company, and without my agreement to be bound by such covenants, the Company would not have agreed to engage or continue my services.

2.	Confidential Information. I acknowledge that, as an employee or consultant of the Company, I will have access to confidential information of the Company and that improper disclosure or use of such confidential information would cause the Company substantial loss, damage, and irreparable harm. I shall at all times hold confidential all trade secrets, proprietary information, inventions and developments, customer lists, business plans and all other data or information, (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee or consultant of the Company (including myself) or received by the Company from an outside source, that is in the possession of the Company and that is maintained in confidence by the Company or might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such information (collectively, referred to herein as the “Confidential Information”), I acknowledge that my employment or consulting engagement creates a relationship of confidence and trust between me and the Company with respect to Confidential Information.

During my engagement or employment by the Company, I shall use and disclose Confidential Information only to the extent necessary to perform my duties to the Company and for the sole benefit of the Company, and, in any event, shall not disclose any Confidential Information to any person or entity outside the Company except as authorized pursuant to a confidentiality agreement or with the prior written direction or written permission of a duly authorized officer of the Company. I shall not disclose to any person or entity, or make use of, any Confidential Information without the prior written permission of a duly authorized officer of the Company. This provision shall not apply to any information that the Company has voluntarily disclosed to the public or that has otherwise legally entered the public domain.

I understand that the Company has from time to time in its possession information that is claimed by others to be proprietary and that the Company has agreed to keep confidential. I agree that all such information shall be Confidential Information for purposes of this Agreement.

3.	Developments. I agree that all originals and all copies of all drawings, prints, diagrams, notes, memoranda, and other materials and writings containing, representing, evidencing, recording, or constituting any Confidential Information (as defined in section 2 above) and Developments (hereinafter defined), however and whenever produced (whether by myself or others) and whether or not patentable or subject to copyright protection, shall be the sole property of the Company and shall be returned to the Company upon the termination of my engagement or employment for any reason.

I agree that all Confidential Information and all other discoveries, inventions, ideas, concepts, processes, products, methods and improvements, or parts thereof, conceived, developed, or

Otherwise made by me, alone or jointly with others, and in any way relating to the Company’s present or proposed products, programs or services or to tasks assigned to me during the course of my employment, whether or not subject to copyright or patent protection, and whether or not reduced to tangible form or reduced to practice during the period of my employment with the Company, and whether or not made during my regular working hours or on the Company’s premises (collectively referred to herein as “Developments”) shall be the sole property of the Company. I agree that all such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign to the Company all of my right, title, and interest in such Developments and in all copyrights, patents, reproduction and other proprietary rights I may have in any such Developments, together with the right to file for or own wholly without restriction United States and foreign patents, trademarks and copyrights with respect thereto.

4.	No Conflict. I am subject to no contractual restriction or obligation that will in any way limit my activities on behalf of the Company or prevent me from performing all of the terms of this Agreement except as disclosed pursuant to the next sentence. I hereby represent and warrant to the Company that I have no continuing contractual obligations to any previous employer or any other party (a) with respect to any Developments, (b) that require me not to use or disclose information to the Company (other than the confidential information of a prior employer), or (c) that require me to refrain from competing directly or indirectly with the business of such previous employer or other party except the following:

(If none, please write “None.”)

I further represent and warrant that I do not claim rights in, or otherwise exclude from this Agreement, any Development except the following:

(If none, please write “None.”)

I represent, warrant and covenant that, in the course of my employment with the Company, I will not (a) breach any continuing contractual obligation that I have to any previous employer or any other party, including, without limitation any of the agreements that I have listed above, or (b) use or disclose any trade secret or other proprietary right of any previous employer or any other party.

5.	I shall make and maintain adequate and current written records of all Confidential Information and Developments that by virtue of paragraph 3 are the sole property of the Company and shall disclose same promptly, fully and in writing to the Company’s President or other duly authorized officer.

6.	During and after the term of my engagement or employment by the Company, I shall execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent and copyright applications and supporting documentation, and perform all acts, that the Company may request to secure its rights hereunder and to carry out the intent of this Agreement. In furtherance of my undertaking in the immediately preceding sentence, I specifically agree to assist the Company, at the Company’s expense, in every proper way to obtain for its sole benefit, in any and all countries, patents, copyrights or other legal protection for all Developments that by virtue of paragraph 3 hereof are the sole property of the Company and for publications pertaining to any of them. All of my expenses incurred in connection with my obligations under this paragraph, including but not limited to travel costs, shall be reimbursed by the Company. However, I shall receive no compensation for my time spent except that if I am required to spend more than eight hours in fulfilling my obligations hereunder after the termination of my employment with the Company, the Company shall compensate me for such excess hours at a rate that is fair and reasonable in light of the nature of the services rendered. I further agree that if the Company is unable, after using its best reasonable efforts, to secure my signature on any such documents and if I have not objected to such action as not being required by this Agreement, any executive officer of the Company shall be entitled to execute any such documents as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such documents on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights or interests in any Development under the conditions described in this sentence.
7.	Intentionally omitted.

8.	In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

9.	This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, between us concerning such subject matter. No modification, amendment, waiver, or termination of this Agreement or of any provision hereof shall be binding unless made in writing and signed by an authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions. In the event of any inconsistency between this Agreement and any other contract between the Company and me, the provisions of this Agreement shall prevail.

10.	I acknowledge that money damages alone will not adequately compensate the Company for breach of any of my covenants and agreements herein and, therefore, agree that in the event of the breach or threatened breach of any such covenant or agreement, in addition to all other remedies available to the Company, at law, in equity or otherwise, the Company shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms thereof.

11.	This Agreement shall be binding upon me irrespective of the duration of my engagement or employment by the Company, the reasons for the termination of my engagement or employment by the Company, or the amount of my salary or wages, or a significant change in my duties, responsibilities, or title. My obligations under this Agreement shall survive the termination of my engagement or employment by the Company irrespective of the reasons for such termination and shall not in any way be modified, altered or otherwise affected by such termination.

12.	This Agreement shall inure to the benefit of the Company and its legal representatives, successors, and assigns, and shall be binding upon me and my heirs, legal representatives, successors and assigns.

13.	This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles, and shall be deemed to be effective as of the first day of my employment with the Company.

14.	This Agreement does not constitute a contract of employment and does not imply that my engagement or employment will continue for any length of time.

I ACKNOWLEDGE THAT BEFORE PLACING MY SIGNATURE HEREUNDER, I HAVE READ ALL OF THE PROVISIONS OF THIS NONDISCLOSURE, NONINTERFERENCE AND DEVELOPMENTS AGREEMENT, AND HAVE THIS DAY RECEIVED A COPY HEREOF.

IN WITNESS WHEREOF, I have executed this Agreement as a sealed instrument on this day of , 2010.

/s/ Ronald Geraty
Signature

RONALD GERATY
Printed Name